EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-216406, No. 333-209610, No. 333-193098, and No. 333-180219 on Form S-8 and Registration Statements No. 333-201827 and No. 333-188728 on Form S-3 and Registration Statement No. 333-215224 on Form S-4 of our reports dated November 15, 2017, relating to the consolidated financial statements of MACOM Technology Solutions Holdings, Inc., and the effectiveness of MACOM Technology Solutions Holdings, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of MACOM Technology Solutions Holdings, Inc. for the year ended September 29, 2017.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
November 15, 2017